CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #865 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated November 27, 2023 on the financial statements and financial highlights of Boston Common ESG Impact International Fund, Boston Common ESG Impact U.S. Equity Fund and Boston Common ESG Impact Emerging Markets Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ Tait, Weller & Baker LLP
Philadelphia, Pennsylvania
January 25, 2024